News Release

Contacts:
Investors            Media
Ankur Vyas        Hugh Suhr
(404)827-6714        (404)827-6813

For Immediate Release
March 26, 2014

SunTrust to Increase Quarterly Common Stock Dividend
and Share Repurchase Program

ATLANTA -- SunTrust Banks, Inc. (NYSE: STI) today announced that the Federal Reserve has completed its review of the Company's capital plan submitted in connection with the 2014 Comprehensive Capital Analysis and Review ("CCAR") and has no objections to the planned capital actions. The capital actions, subject to the approval of SunTrust’s Board of Directors, include:

•	An increase in the quarterly common stock dividend from $0.10 per share to $0.20 per share, beginning in the second quarter of 2014;

•	The repurchase of up to $450 million of the Company's outstanding common stock to be completed between the second quarter of 2014 and the first quarter of 2015;

•	Maintaining dividend payments on the Company's preferred stock.

"We are pleased to move ahead with our plans to increase the return of capital to our shareholders through a higher common stock dividend and a larger share repurchase program," said William H. Rogers, Jr., chairman and chief executive officer of SunTrust Banks, Inc. "We remain committed to driving further improvements in our business performance and delivering long-term value to our shareholders."

(more)

About SunTrust Banks, Inc.
SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation's largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. As of December 31, 2013, SunTrust had total assets of $175.3 billion and total deposits of $129.8 billion. Through its flagship subsidiary, SunTrust Bank, the company operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states and a full array of technology-based, 24-hour delivery channels. The company also serves clients in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through its various subsidiaries, the company provides mortgage banking, asset management, securities brokerage, and capital market services. SunTrust's Internet address is suntrust.com.

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